Exhibit 99.1
FOR IMMEDIATE RELEASE:
----------------------

    MEDIA CONTACT:                              INVESTOR CONTACT:
    --------------                              -----------------
    Curt Ritter, 212-492-8989                   Susan Hyde, 212-492-1151
    critter@wpcarey.com                         shyde@wpcarey.com
    Media Kit: www.wpcarey.com/MediaKit

                         THE W. P. CAREY GROUP ANNOUNCES
                          FOURTH QUARTER 2004 DIVIDENDS

     NEW YORK, NY, December 13, 2004 -- The Boards of Directors of Corporate Property Associates 16 - Global Incorporated (CPA(R):16 - Global), Corporate Property Associates 15 Incorporated (CPA(R):15), Corporate Property Associates 14 Incorporated (CPA(R):14) and Corporate Property Associates 12 Incorporated (CPA(R):12) announced today the dividends for each company for the quarter ending December 31, 2004. The dividends are payable on January 15, 2005 to shareholders of record as of December 31, 2004.

     CPA(R):16 - Global, CPA(R):15, CPA(R):14 and CPA(R):12 are members of the $7 billion W. P. Carey Group of companies managed by W. P. Carey & Co. LLC. The Group invests in single-tenant corporate properties through the net lease or sale-leaseback financing structure.

     o CPA(R):16 - Global's dividend increased to $0.001261 per share per day that an investor was a shareholder of record.
     o    CPA(R):15's dividend increased to $.1585 per share.
     o    CPA(R):14's dividend increased to $.1902 per share.
     o    CPA(R):12's dividend remained at $.2067 per share.

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.



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